Exhibit 99.4	March 31, 2008

UNANIMOUS WRITTEN CONSENT OF THE DIRECTORS
OF COASTAL CAPITAL ACQUISITION CORP.
IN LIEU OF MEETING

The undersigned, being all of the directors of Coastal Capital Acquisition Corp., a Georgia corporation (the “Corporation”), acting by unanimous written consent in lieu of a meeting of the directors, do hereby adopt, approve and authorize the actions set forth below and do hereby direct the Secretary of the Corporation to place this consent in the minutes of the proceedings of the directors of the Corporation.

WHEREAS, it is in the best interest of the Corporation and its shareholders for the Corporation to accept the resignation of D. Paul Graham as an officer and director, the resignation of James Reimer as a director, and the resignation of John Boyle as an officer;

WHEREAS, the directors deem it in the best interest of the Corporation and its shareholders that the Corporation execute and deliver those certain Separation and Release Agreements dated as of March 31, 2008, and consummate the transactions contemplated by the Agreements;

NOW, THEREFORE, BE IT RESOLVED, that the delivery and performance by the Corporation of the Agreements, and any other transactions, agreements, instruments and documents contemplated therein or necessary, convenient or desirable to effectuate any and all other transactions provided for in or contemplated by the Agreements, be, and hereby are, authorized and approved;

AND IT IS FURTHER RESOLVED THAT each of the officers of the Corporation, subject to the direction of the president, shall execute and deliver from time to time in the name and on behalf of the Corporation and under its seal or otherwise such agreements, documents, instruments, certificates, and notices and to do and perform any and all other such actions and things as may to any of them seem necessary or proper to implement and effect the foregoing actions and hereby ratifies and confirms any such actions.

Executed by each of the undersigned, who together constitute all of the directors of the Corporation (and who acknowledge that this consent may be signed by the directors on separate counterparts and that in such case this consent shall consist of enough counterparts to reflect the signatures of all of the directors), as of the date set forth beside his name.

March 31, 2008	By: /s/D. Paul Graham
D. Paul Graham

March 31, 2008	By: /s/James Reimer
James Reimer

March 31, 2008	By: /s/Mike Ogie
Mike Ogie

March 31, 2008	By: /s/Mark Lewis
Mark Lewis

March 31, 2008	By: /s/Thomas H. Greene
Thomas H. Greene

March 31, 2008	By: /s/Timothy E. Taylor
Timothy E. Taylor